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                                                                    EXHIBIT 99.5

       UP TO 19,166,946 SHARES OF COMMON STOCK OFFERED PURSUANT TO RIGHTS
                   DISTRIBUTED TO SHAREHOLDERS OF COSI, INC.

To Our Clients:

     Enclosed for your consideration are a Prospectus dated November   , 2003
(the "Prospectus") and Instructions as to the Use of Cosi, Inc. Rights Certificates relating to the offering by Cosi, Inc. (the "Company") of up to 19,166,946 shares of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of shares of Common Stock as of the close of business on November 24, 2003. Also enclosed is a form of Instructions by Beneficial Owner for you to complete and return to us regarding the exercise of your Rights.

     As described in the Prospectus, you are entitled to one Right for each share of Common Stock held by us in your account as of the record date of November 24, 2003. You may not sell, trade, or otherwise transfer the Rights, even by gift. No fractional Rights or cash in lieu thereof will be issued or paid.

     Each Right entitles you to purchase a number of shares of Common Stock with a value equal to an aggregate of $0.6776, at a subscription price per share equal to the lesser of (i) $1.50 and (ii) 85% of the weighted average price per share of the Company's Common Stock as reported on the Nasdaq National Market for the 15-trading-day period ending three business days prior to December 19, 2003, which is referred to in the Prospectus as the basic subscription privilege. For example, if you own 1,000 shares of the Company's Common Stock, your subscription privilege will entitle you to purchase up to $677.60 worth of Common Stock in this rights offering. If you choose to fully subscribe for your basic subscription privilege, and the subscription price equals $1.50 per share, the Company will deliver to you 451 shares, and the Company will return $1.10 (because the Company will not issue fractional shares). As described in the Prospectus, if you fully exercise your basic subscription privilege, you are eligible to subscribe for additional shares of Common Stock that are offered pursuant to the Prospectus but that are not purchased by other Rights holders up to an aggregate offering of $7.5 million. This is referred to as the over-subscription privilege, and the subscription price of shares covered by the over-subscription privilege is the same as the subscription price for shares pursuant to the basic subscription price. The maximum number of shares for which you will be able to subscribe pursuant to your over-subscription privilege will equal your pro rata share of the total amount of shares available for over-subscription. The total value of shares available for over-subscription will equal $7.5 million reduced by the total value of shares subscribed for pursuant to all stockholders' basic subscription privilege. Your pro rata share will be based upon the total number of shares of the Company's Common Stock and warrants to purchase shares of the Company's Common Stock you own compared to the total number of shares of the Company's Common Stock and warrants to purchase shares of the Company's Common Stock owned by all stockholders who exercised their over-subscription privilege and the Funding Parties (as described in the accompanying Prospectus). If there is an insufficient number of shares of the Company's Common Stock remaining unsold after holders have exercised their basic subscription rights to satisfy in full all subscriptions that the Company receives for additional shares, the Company will allocate the available shares among the holders who execute their over-subscription privilege on a pro rata basis according to their respective holdings, up to the amount such holder has subscribed for through the exercise of such holder's over-subscription privilege. Your election to exercise the over-subscription privilege must be made at the time you exercise the basic subscription privilege, and you may exercise the over-subscription privilege only if you exercise your basic subscription privilege in full.

     If you fully subscribe for your basic subscription amount and the Company's stockholders subscribe for an aggregate of more than $7.5 million pursuant to their basic subscription amount, your percentage ownership of the Company's equity will be reduced. If you fully subscribe for your basic subscription amount and the Company's stockholders subscribe for an aggregate of less than $7.5 million but more than $2 million, your percentage ownership of the Company's equity will not be reduced, however, your ownership percentage relative to certain of the Funding Parties will be reduced.
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     The Company's current stockholders who do not participate in the rights offering will suffer a substantial dilution in their relative percentage ownership in us upon issuance of the Common Stock to holders exercising rights in the rights offering and to the Funding Parties.

     THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE SHARES OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE EXERCISE OF THE RIGHTS RELATING TO SUCH SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER OF THE SHARES, AND THE EXERCISE MAY BE MADE ONLY PURSUANT TO YOUR INSTRUCTIONS. ACCORDINGLY, WE REQUEST INSTRUCTIONS AS TO WHETHER YOU WISH US TO ELECT TO SUBSCRIBE FOR ANY SHARES OF COMMON STOCK TO WHICH YOU ARE ENTITLED PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE INSTRUCTIONS AS TO THE USE OF COSI, INC. RIGHTS CERTIFICATES. HOWEVER, WE URGE YOU TO READ THESE DOCUMENTS CAREFULLY BEFORE INSTRUCTING US TO EXERCISE THE RIGHTS. ONCE YOU HAVE EXERCISED YOUR RIGHTS, YOU MAY NOT REVOKE OR AMEND THAT EXERCISE.

     Your instructions to us should be delivered as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering described in the Prospectus. The offering will expire at 5:00 P.M., Eastern Standard Time, on December 19, 2003, unless the offering is extended by the Company in its sole discretion.

     Please instruct us at to the exercise of your Rights by completing, executing, and returning to us the enclosed Instructions by Beneficial Owner. In addition, if you desire us to exercise Rights on your behalf, please deliver to us the payment for the number of shares of Common Stock to which you are subscribing or instruct us to deduct the payment from an account maintained by us for you.

     Any questions or requests for assistance concerning the rights offering should be directed by you to the Company's subscription agent, American Stock Transfer & Trust Corporation. The telephone number of American Stock Transfer & Trust Corporation is (718) 921-8200, and its address is 59 Maiden Lane; Plaza Level; New York, NY 10021.

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